Exhibit 99.1

BPZ Energy Reports Production from New Albacora Well and

Provides Offshore and Onshore Drilling Update

Houston, TX ‒ January 8, 2014 ‒ BPZ Energy (NYSE: BPZ) (BVL: BPZ), today provided an update on its multi-well development drilling campaign at Block Z-1 offshore as well as the onshore exploration program at Block XXIII.

President and CEO Manolo Zuniga commented, “I’m excited to have entered 2014 with good well results at the Albacora A-18D well, boosting current Block Z-1 gross production levels in excess of 4,900 barrels of oil per day, of which we have a 51% interest. We look forward to continued production growth as we drill additional Z-1 development oil wells. On the exploration front, I am pleased that we have started drilling onshore at Block XXIII, and plan to drill onshore at Block XXII later this year where we are targeting both conventional and non-conventional oil plays. In the meantime, preparations are ongoing to drill the selected offshore Block Z-1 exploration prospects mapped with the new 3D seismic.”

OFFSHORE BLOCK Z-1 (51% working interest)

Albacora Field

The Albacora A-18D development well was completed on December 23, 2013. This new well has produced an average of approximately 2,100 barrels of oil per day (bopd), or 1,071 bopd net over the past seven days with water cut of approximately 11% and naturally flowing. Three intervals totaling approximately 130 feet were perforated. For the last 24 hours the A-18D has averaged gross production of approximately 2,250 bopd (1,147 bopd net).

The Albacora A-19D development well was spud on January 1, 2014 targeting a similar structural position as the A-18D well.  Targeted total measured depth for the 19D well is 12,400 feet.

Corvina Field

Development drilling of the CX15-2D well continues. After reaching total measured depth at 8,750 feet two weeks ago, the drill pipe became stuck in the wellbore. After several attempts to free the pipe, it was decided to sidetrack the well and redrill the last 2,300 foot section after evaluation of electric logs and observing good oil shows while drilling the targeted oil section. Completion of the well is expected in late January 2014.

In the meantime, testing continues on the CX15-1D development well, with gross production averaging 440 bopd (224 bopd net) during the past seven days from the third interval with 8% water cut. The first and fourth intervals have yet to be fully tested.

Block Z-1 Production

Average gross production for the last seven days at Block Z-1 has been approximately 4,900 bopd (2,500 bopd net) with 53% of the total coming from Albacora and the remainder from Corvina.

Fourth quarter 2013 gross production averaged approximately 2,725 bopd (1,390 bopd net) and included test production from the CX15-1D and Albacora A-18D wells. Full year 2013 Block Z-1 average gross production was 2,760 bopd (1,408 bopd net.)

ONSHORE BLOCK XXIII (100% working interest)

Commencement of the back to back three-well onshore exploration campaign began on January 5, 2014 with the spudding of the Caracol 1X exploration well at Block XXIII. Target depth is 3,500 feet. The access road and well sites for the two other explorations wells are being completed. These wells are located on a large anticline mapped with 3D seismic acquired two years ago. The main objectives are the Heath and Mancora formations.

ABOUT BPZ ENERGY

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZ on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts covering approximately 1.9 million net acres in offshore and onshore Peru. The Company holds a 51% working interest in offshore Block Z-1, which it is developing in partnership with Pacific Rubiales Energy Corp. The Company also holds 100% working interests in three onshore blocks, where exploration drilling is underway at Block XXIII. Please visit the Company's website at www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “anticipates,” “intends,” “will,” “expects,” and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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Investor and Media Contact:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com